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CONTACT:       Rivian Bell
               Lance Ignon
               Sitrick Krantz & Company
               (206) 562-8364
               (310) 788-2850

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             NEW MANAGEMENT TO REORGANIZE LAMONTS UNDER CHAPTER 11;
                          COMPANY OBTAINS DIP FINANCING

                     CHAIN TO CLOSE SIX UNPROFITABLE STORES


     Bellevue, WA -- January 6, 1995 -- The new senior management of Lamonts

Apparel, Inc., (Nasdaq:LMNT) announced today that it will revitalize its merchandising and implement a permanent capital restructuring, which is intended to strengthen the company's balance sheet and improve liquidity, through a voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.  The filing took place today in the U.S. Bankruptcy Court for the Western District of

Washington for Seattle.  Lamonts, with 48 stores, has operated family apparel stores in the Pacific Northwest for 28 years and is a well-recognized name in its markets.

     Simultaneous with the filing, Lamonts announced that Foothill Capital

Corporation, its secured lender, has agreed to provide up to $32 million in


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debtor-in-possession (DIP) financing based on available collateral.  Upon Court approval, the new DIP agreement will replace the company's current working capital facility with Foothill.

     "The Chapter 11 proceeding gives us the necessary time to streamline the company and revitalize our business so that we can serve the best interests of our constituents," stated Alan Schlesinger, chairman, president and chief executive officer who joined Lamonts in November to lead the new senior management team.  "I am pleased to add that Lamonts' reorganization efforts are being supported by a number of the company's creditors."

     He went on to state that "daily operations at our stores will continue as usual.  We expect to be able to provide our customers as good or better a selection of goods and services than ever.  And we are especially excited about our newest store in Issaquah, WA, which should open in March on schedule to serve our Eastside Seattle area customers."

     "There is a niche for Lamonts to fill for those seeking value-priced fashions for the entire family.  For our loyal customers, we plan to get back on track and once again provide value every day to make Lamonts the region's most desirable family apparel store."


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     Mr. Schlesinger said that Lamonts filed Chapter 11 after an extensive review of the operational and financial issues facing the company, including its current and future cash needs.

     "We concluded that prompt and decisive action had to be taken so that we could achieve our capital objectives once and for all", he said.  "The reorganization is designed to create a stronger balance sheet than this company has seen in a long time.  And the Chapter 11 proceeding gives us a unique opportunity to reduce our expense structure, reject leases on unprofitable sites and renegotiate better lease terms for certain stores.  We need every store operating at a four-wall profit, and we believe this goal is very achievable.

     "This is not just a financing story, however.  We must satisfy our customers, obtain the best possible terms from our vendors, and provide friendly service and great value that will encourage customers to keep shopping at our stores."

     Mr. Schlesinger said Lamonts would immediately ask the Court for permission to close six unprofitable stores.  The six stores slated for closing are located in Vancouver, Everett, and Lakewood, WA; Medford, OR; Ogden, UT; and the

downtown clearance center in Spokane, WA.


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     "Once the Court grants permission, Lamonts will prepare the stores for going-out-of-business sales, which should begin January 21," he said.  "As far as employees are concerned, we will ask the Court to allow us to provide full benefits, including severance, without interruption."

     Mr. Schlesinger went on to state that during the Chapter 11 proceeding,

"transactions which occur in the ordinary course of business should go on just as before the filing.  We expect paychecks to be issued at the same time as if no proceeding had been filed."

     He added that "our stores will be well stocked.  Given the nearly 30-year relationships we have in the industry, we believe that our key suppliers will work with us during this period, as they have with other companies in similar situations.  We will be contacting each of our key suppliers immediately to do what we can to ensure their support."

     Mr. Schlesinger noted that, while federal law generally prohibits Lamonts from paying for goods contracted before the filing, goods and services received after the filing will be paid in the ordinary course of business.


     "In fact," he emphasized, "such payments are given a priority status by the

Court."


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     Lamonts began streamlining its operations in 1993 with the closing of one unprofitable store in Oregon.  In September 1994, the company announced the closing of three additional stores along with five pilot children's apparel stores.  In mid-November 1994, Mr. Schlesinger was asked to join the company to head a new senior management team dedicated to revitalizing the company's merchandising and customer service and to further streamlining its operations.

The company also reported today that its remaining outside directors resigned.

     Founded in 1967, Lamonts Apparel, Inc., is headquartered in Bellevue, WA,

in the greater Seattle area.  The company employees approximately 2,000 employees at its corporate headquarters and at 48 stores located in Alaska,

Idaho, Montana, Oregon, Utah and Washington.


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